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                                                                    EXHIBIT 10.3



                           Rival Communications, Inc.
                         2107 Elliott Avenue, Suite 302
                            Seattle, Washington 98121
                                 (206) 728-7200

                                 January _, 1999




Bill Somsin
2325 E. Thomas St.
Seattle, WA  98112


Dear Bill:

        This letter is to confirm our understanding concerning your employment by Rival Communications, Inc. in the position of Senior Vice President and Chief Technology Officer. As we have discussed, commencing March 1, 1999, you will initially be paid a salary of $7,000 per month, which will be paid semi-monthly in accordance with the Company's normal payroll procedures. You will also be entitled to receive employee benefits in accordance with the Company's customary practices with respect to employees with similar experience, skills and responsibilities, including medical (but not dental) insurance. At the Company's expense, the Company will provide you with a parking space within one block of the Company's office.

        Your employment with the Company will be on an "at will" basis, meaning that, unless otherwise agreed, either you or the Company may terminate your employment at any time for any reason or no reason, without further obligation or liability.

        In addition, we are prepared to recommend that the Board of Directors of the Company grant you an option to purchase 240,000 shares of common stock of the Company ("Common Stock") at an exercise price of $0.25 per share. This option will vest over a three-year period, with one-third vesting after one year and the remainder vesting in equal monthly installments, and will be subject to the terms and conditions of the Company's stock option plan and standard form of stock option agreement.

        The Company will also provide you with the opportunity to purchase 60,000 shares of Series A Preferred Stock of the Company at a purchase price of $0.25 per share, or an aggregate purchase price of $15,000, upon the terms and subject to the conditions of a stock purchase agreement reasonably acceptable to you and the Company, provided that such purchase shall occur no later than January 26, 1999. In addition, you will be provided with the opportunity to invest up to $200,000 in the Company in the form of a Convertible Promissory Note, upon the terms and subject to the conditions of the form of Note Purchase Agreement, Convertible Promissory Note and Warrant approved by the



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Board of Directors of the Company and issued by the Company from time to time, provided that such purchase shall also occur no later than January 26, 1999.

        You will report directly to the President of the Company, and your initial duties will include responsibility for and oversight of all software and hardware development and configuration. In addition, you will assist the President of the Company as requested and will be responsible for server architecture, bandwidth issues, database technology, user interface design and the "web farm" of the Company's Internet Web sites. You will also be given notice of and the opportunity to attend meetings of the Board of Directors of the Company.

        You agree that to the best of your ability you will at all times loyally and conscientiously perform all of the duties and obligations required of you pursuant to the express and implicit terms hereof, and to the reasonable satisfaction of the Company. During the term of your employment, you further agree that you will devote all of your business time and attention to the business of the Company, and that you will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior written consent of the Company's Board of Directors, and you will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company.

        Continuation of your employment with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Company's Proprietary Information and Inventions Agreement, a copy of which is enclosed for your review and execution.

        In the event of any dispute or claim relating to or arising out of our employment relationship, or the termination of our employment relationship, you and the Company agree that all such disputes shall be fully, finally and exclusively resolved by binding arbitration conducted by the American Arbitration Association in Seattle, Washington, and we waive our rights to have such disputes tried by a court or jury. However, we agree that this arbitration provision shall not apply to any disputes or claims relating to or arising out of the misuse or misappropriation of the Company's trade secrets or proprietary information.

        This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral. This letter may not be modified except in writing and signed by the Company and you.

        To confirm your agreement with the terms of this letter, please sign and date this letter in the space provided below and return it to me as soon as possible. A duplicate copy is enclosed for your records.

        We are delighted to be able to extend this offer to you and look forward to continuing to work with you.




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                                         Very truly yours

                                         RIVAL COMMUNICATIONS, INC.

                                         By:     /s/James C. Heckman Jr.
                                             ---------------------------------
                                             James C. Heckman, Jr.
                                             President


AGREED TO AND ACCEPTED:


      /s/ bill Sornsin
---------------------------------
Bill Sornsin


Date:       2/10/99
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Enclosure: Proprietary Information and Inventions Agreement




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